UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 9, 2018
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company PG&E Corporation	☐
Emerging growth company Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As of November 13, 2018, Pacific Gas and Electric Company (“Utility”), a subsidiary of PG&E Corporation, and PG&E Corporation have aggregate borrowings outstanding under their respective revolving credit facilities of $3.0 billion and $300 million, respectively.  The Utility’s aggregate borrowings under its revolving credit facility includes $2.85 billion of revolving credit loans, approximately $105 million of letters of credit outstanding, and $10 million of commercial paper.  No additional amounts are available under the Utility’s and PG&E Corporation’s respective revolving credit facilities.

With these borrowings, PG&E Corporation’s and the Utility’s balance of cash and cash equivalents increased to approximately $356 million and $3.1 billion, respectively, at November 13, 2018.  PG&E Corporation and the Utility made the borrowings under their respective revolving credit facilities for greater financial flexibility.  PG&E Corporation and the Utility plan to invest the cash proceeds from the borrowings in highly liquid short-term investments and to use them for general corporate purposes, including upcoming debt maturities.

Any description of PG&E Corporation’s or the Utility’s respective credit agreements is qualified in its entirety by reference to the complete copies of PG&E Corporation’s and the Utility’s credit agreements filed as Exhibits 10.1 and 10.2, respectively, to PG&E Corporation and the Utility’s Form 10-Q for the quarter ended March 31, 2015, which credit agreements are incorporated by reference herein.

Item 8.01 Other Events.

Camp Fire

On November 8, 2018, a wildfire began near the city of Paradise, Butte County, California (the “Camp Fire”), located in the service territory of the Utility.  The California Department of Forestry and Fire Protection’s (“Cal Fire”) Camp Fire Incident Report dated November 13, 2018, 7:00 a.m. Pacific Time (the “incident report”), indicated that the Camp Fire had consumed 125,000 acres and was 30% contained.  Cal Fire estimates in the incident report that the Camp Fire will be fully contained on November 30, 2018.  In the incident report, Cal Fire reported 42 fatalities.  The incident report also indicates the following: structures threatened, 15,500; single residences destroyed, 6,522; single residences damaged, 75; multiple residences destroyed, 85; commercial structures destroyed, 260; commercial structures damaged, 32; and other minor structures destroyed, 772.

The cause of the Camp Fire is under investigation. On November 8, 2018, the Utility submitted an electric incident report to the California Public Utilities Commission (the “CPUC”) indicating that “on November 8, 2018 at approximately 0615 hours, PG&E experienced an outage on the Caribou-Palermo 115 kV Transmission line in Butte County. In the afternoon of November 8, PG&E observed by aerial patrol damage to a transmission tower on the Caribou-Palermo 115 kV Transmission line, approximately one mile north-east of the town of Pulga, in the area of the Camp Fire. This information is preliminary.” Also on November 8, 2018, acting governor Gavin Newsom issued an emergency proclamation for Butte County, due to the effect of the Camp Fire.

As previously reported, during the third quarter of 2018, PG&E Corporation and the Utility renewed their liability insurance coverage for wildfire events in an aggregate amount of approximately $1.4 billion for the period from August 1, 2018 through July 31, 2019.  For more information about wildfire insurance and risks associated with wildfires, see PG&E Corporation and the Utility’s quarterly report on Form 10-Q for the quarter ended September 30, 2018.

While the cause of the Camp Fire is still under investigation, if the Utility’s equipment is determined to be the cause, the Utility could be subject to significant liability in excess of insurance coverage that would be expected to have a material impact on PG&E Corporation’s and the Utility’s financial condition, results of operations, liquidity, and cash flows.

Cautionary Statement Concerning Forward-Looking Statements

This current report on Form 8-K includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility.  These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties.  In addition to the risk that these assumptions prove to be inaccurate, other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and the Utility’s annual report on Form 10-K for the year ended December 31, 2017, their quarterly reports for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and their subsequent reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Dated: November 13, 2018	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: November 13, 2018	By:	/s/ DAVID S. THOMASON
DAVID S. THOMASON
Vice President, Chief Financial Officer and Controller